Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase Announces Redemption of $1.7 Billion of

Fixed/Floating Rate Subordinated Notes

New York, September 18, 2014 – JPMorgan Chase & Co. (NYSE: JPM) today announced that the following series of fixed/floating rate callable subordinated notes will be redeemed on the redemption dates indicated:

Amount	CUSIP/ISIN	Redemption Date
€ 750,000,000	XS0205436040	November 12, 2014
$ 438,000,000	XS0246053531	October 31, 2014
$ 287,543,000	46625H CY4	October 31, 2014

The entire outstanding principal amount of each of these series of notes will be redeemed. The amount payable upon redemption of each series will be 100% of the principal amount of the notes, plus accrued and unpaid interest thereon (if any) to, but not including, the redemption date. Notices of these redemptions will be dispatched through the relevant clearing systems within the notice periods provided for each series of notes.

Payment of the redemption amount will be paid upon presentation and surrender of the notes at the offices of The Bank of New York Mellon at One Canada Square, London E14 5AL, England (in the case of the first two series of notes listed above) and 111 Sanders Creek Parkway, East Syracuse, New York 13057 (in the case of the last series of notes listed above).

These redemptions are not expected to have a material impact on JPMorgan Chase’s earnings.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.5 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact:	Sarah Youngwood	Media Contact:	Jennifer Kim
	212-270-7325		212-622-7068